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                                                                  EXHIBIT (a)(9)

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE:
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                    SAMSUNG ELECTRONICS CO., LTD. ANNOUNCES
                    EARLY TERMINATION OF HART-SCOTT-RODINO

IRVINE, CA, May 5, 1997 -- Samsung Electronics Co., Ltd. announced that it was granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with its previously announced tender offer to acquire all of the outstanding shares of common stock of AST Research, Inc. (NASDAQ: ASTA) not currently owned by Samsung for $5.40 per share. Termination of the Hart-Scott-Rodino waiting period satisfies one of the conditions to Samsung's tender offer, which remains subject to receipt of certain other governmental approvals, including approval by the government of the Republic of Korea. The tender offer is currently scheduled to expire on May 19, 1997, unless extended.

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